UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2011

PAETEC Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-52486	20-5339741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PAETEC Plaza 600 Willowbrook Office Park Fairport, New York	14450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 340-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

(a) PAETEC Holding Corp. (the “Company”) held a special meeting of stockholders on October 27, 2011 (the “special meeting”). According to the report of the inspector of elections, at the special meeting the Company’s stockholders approved the two proposals described below. Stockholder action on a third proposal, to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of proposal 1, was not required and no vote was taken on that proposal.

(b) The final voting results with respect to each proposal voted upon at the special meeting are set forth below.

Proposal 1

The Company’s stockholders adopted the Agreement and Plan of Merger, dated as of July 31, 2011 and as it may be amended (the “merger agreement”), by and among Windstream Corporation, a Delaware corporation (“Windstream”), Peach Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Windstream (“Merger Sub”) and the Company, pursuant to which Merger Sub will merge with and into the Company (the “merger”), after which the Company will survive the transaction as a wholly-owned subsidiary of Windstream and the separate corporate existence of Merger Sub will cease, and approved the merger and the other transactions contemplated by the merger agreement, as set forth below:

For	Against	Abstentions	Broker Non-Votes
118,671,465	852,794	120,784	—

Proposal 2

The Company’s stockholders approved, on an advisory (non-binding) basis, the compensation payable under existing arrangements that certain PAETEC executive officers may receive in connection with the merger, as set forth below:

For	Against	Abstentions	Broker Non-Votes
108,749,946	8,912,959	1,982,138	—

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAETEC Holding Corp.

Date: October 28, 2011	/s/ Mary K. O’Connell
Mary K. O’Connell
Senior Vice President, General Counsel and Secretary
(Duly Authorized Officer)